Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact:  Dwayne Moyers,

817-731-9559

For Immediate Release

Xponential, Inc. (OTC BB: XPOI) Acquires Stake in

American IronHorse Motorcycle Company, Inc.

Norcross, Georgia, October 11, 2004:  Xponential, Inc. announced that it and its wholly-owned subsidiary, Xponential Advisors, Inc., have since October 2003 in a series of unrelated transactions acquired a total of 730,748 shares of common stock of American IronHorse Motorcycle Company, Inc. (13.83% of the common stock outstanding), for an aggregate purchase price of $4,428,379 and a warrant to purchase an additional 100,000 shares at $15 per share.  American IronHorse is a privately-held motorcycle manufacturer located in Fort Worth, Texas.

In October 2003 the Company purchased from American IronHorse a $1,000,000 convertible note and a warrant to purchase an additional 100,000 shares.  The note was converted into 166,666 shares of American IronHorse common stock in January 2004 based on a conversion price of $6.00 per share.  In connection with the financing Xponential Advisors, Inc. was engaged to provide advisory services to American IronHorse and received cash and shares of American IronHorse common stock for its services.  As of September 30, 2004, Xponential Advisors, Inc. has received 23,000 shares of American IronHorse common stock in lieu of $138,000 in cash ($6.00 per share).

The Company also participated in a rights offering by American IronHorse pursuant to which the Company purchased 325,000 shares of common stock of American IronHorse for $1,950,000 ($6.00 per share).

In a series of privately negotiated transactions from December 2003 through September 2004, the Company acquired 216,082 additional shares of common stock of American IronHorse from various shareholders, investing a total $1,340,383.

A total of $600,000 of the Company’s investment is financed by a seller with a promissory note at 5% interest per annum requiring monthly payments of principal and interest of $21,318 for 30 months beginning August 28, 2004.  The balance of the Company’s investment was financed from working capital.

Dwayne A. Moyers is Chief Executive Officer and Chairman of the Board of Xponential, Inc. and Xponential Advisors, Inc., and also serves as Chairman of the Board of American IronHorse.  Robert W. Schleizer is Chief Financial Officer and Executive Vice President of Xponential, Inc. and Xponential Advisors, Inc., and has served as Chief Financial Officer of American IronHorse since November 2003.  Mr. Moyers and other directors and officers of Xponential, Inc. own or control, either directly or through affiliated entities, an additional 1,253,753 shares of common stock of American IronHorse.  Both the terms of the $1,000,000 convertible note and the terms of engagement of Xponential Advisors, Inc. by American IronHorse were approved by a majority of disinterested directors of each of the respective boards of directors of the Company and American IronHorse.  The conversion price for the convertible note was based on trading activity at the time of issuance of the convertible note.

                “We believe this investment in American IronHorse will bring significant value to Xponential’s shareholders as American IronHorse continues its growth, and we may continue to purchase equity in American IronHorse as it becomes available.” stated Dwayne A. Moyers.

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. trades on the OTC Bulletin Board under the symbol XPOI.